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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member
TransMontaigne GP L.L.C.:

        We consent to the incorporation by reference in the registration statement (No. 333-125209) on Form S-8 of TransMontaigne Partners L.P. of our report dated September 12, 2005, relating to the consolidated balance sheets of TransMontaigne Partners L.P. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations and partners' equity, and cash flows for each of the years in the three-year period ended June 30, 2005, which appears in the June 30, 2005 annual report on Form 10-K of TransMontaigne Partners L.P.

KPMG LLP

Denver, Colorado
September 12, 2005

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  Consent of Independent Registered Public Accounting Firm